As filed with the Securities and Exchange Commission on May 29, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LONE PINE RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-3779606 (I.R.S. Employer Identification No.)

Suite 1100, 640-5th Avenue SW, Calgary, Alberta Canada T2P3G4

(Address of principal executive offices, including zip code)

Lone Pine Resources Inc. 2012 Employee Stock Purchase Plan

(Full title of the plan)

Corporation Service Company

2711 Centreville Road, Suite 400

Wilmington, Delaware 19808

302-636-5440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Charles R. Kraus

Vice President, General Counsel & Corporate Secretary

Lone Pine Resources Inc.

Suite 1100, 640-5th Avenue SW

Calgary, Alberta Canada T2P 3G4

(403) 292-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	750,000 shares	$3.35	$2,512,500	$287.93

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Lone Pine Resources Inc.’s (the “Company’s” or the “Registrant’s”) common stock, $0.01 par value per share (“Common Stock”) that become issuable under the Company’s 2012 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.  The maximum offering price per share and the maximum aggregate offering price are based on a price of $3.35 per share, which is the average of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on May 24, 2012.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Lone Pine Resources Inc. (the “Registrant” or the “Company”) will send or give to all participants in the 2012 Employee Stock Purchase Plan (the “Plan”) the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 10-K, filed with the SEC on March 23, 2012, for the fiscal year ended December 31, 2011;

(b)           The Company’s Current Reports on Form 8-K, filed with the SEC on February 6, 2012, February 15, 2012, March 23, 2012, May 17, 2012 and May 29, 2012 (other than with respect to Items 2.02 and 7.01, which are not incorporated herein by reference);

(c)           All other reports filed by the Company with the SEC since December 31, 2011, pursuant to Section 13(a) or 15(d) of the Exchange Act;

(d)           The description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on May 24, 2011, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Certificate of Incorporation and Bylaws

The Company’s certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent that the DGCL (defined below) or any other law of the State of Delaware permits. If the DGCL or any other law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director will be limited to the fullest extent permitted by the amended DGCL or other law, as applicable.

Section 145 of the DGCL (detailed below) provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s bylaws also contain indemnification rights for the Company’s directors and officers. Specifically, the bylaws provide that the Company shall indemnify its officers and directors to the fullest extent authorized by applicable law. Further, the Company may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

Delaware General Corporation Law

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 145(a) and (b). The determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in Section 145. The expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon those terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145.

Section 145(k) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certain Other Arrangements

The Company has obtained directors’ and officers’ insurance to cover its directors, officers and some employees for certain liabilities.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the SEC, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Lone Pine Resources Inc., incorporated by reference to Exhibit 3.1 to Amendment No. 5 to Form S-1 for Lone Pine Resources Inc. filed May 3, 2011

4.2	Second Amended and Restated Bylaws of Lone Pine Resources Inc., incorporated by reference to Exhibit 3.1 to Form 8-K for Lone Pine Resources Inc. filed October 13, 2011

4.3	Rights Agreement, incorporated by reference to Exhibit 4.1 to Amendment No. 7 to Form S-1 for Lone Pine Resources Inc. filed May 23, 2011

4.4

Certificate of Designation of Series A Junior Participating Preferred Stock of Lone Pine Resources Inc., dated May 11, 2011, incorporated by reference to Exhibit 4.2 to Amendment No. 7 to Form S-1 for Lone Pine Resources Inc. filed May 23, 2011

4.5

Indenture dated February 14, 2012, among Lone Pine Resources Inc., Lone Pine Resources Canada Ltd., Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC, Wiser Oil Delaware, LLC, and U.S. National Bank Association, as trustee, incorporated by reference to Exhibit 4.1 to Form 8-K for Lone Pine Resources Inc. filed February 15, 2012

4.6

Registration Rights Agreement dated February 14, 2012, among Lone Pine Resources Inc., Lone Pine Resources Canada Ltd., Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC, Wiser Oil Delaware, LLC, and Credit Suisse Securities (USA) LLC, as representative of the Purchasers, incorporated by reference to Exhibit 4.2 to Form 8-K for Lone Pine Resources Inc. filed February 15, 2012

4.7	2012 Employee Stock Purchase Plan, incorporated by reference to Appendix A to the Proxy Statement filed on Schedule 14A filed April 3, 2012

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of DeGolyer and MacNaughton

23.4*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*filed herewith

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and agrees to be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on May 29, 2012.

LONE PINE RESOURCES INC.

By:	/s/ David M. Anderson
David M. Anderson
President and Chief Executive Officer

Each person whose signature appears below appoints David M. Anderson, Edward J. Bereznicki and Charles R. Kraus and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David M. Anderson	President, Chief Executive Officer and Director	May 29, 2012
David M. Anderson	(Principal Executive Officer)

/s/ Edward J. Bereznicki	Executive Vice President and Chief Financial Officer	May 29, 2012
Edward J. Bereznicki	(Principal Financial Officer and Principal Accounting Officer )

/s/ David M. Fitzpatrick	Director	May 29, 2012
David M. Fitzpatrick

/s/ Dale J. Hohm	Director	May 29, 2012
Dale J. Hohm

/s/ Loyola G. Keough	Director	May 29, 2012
Loyola G. Keough

/s/ Patrick R. McDonald	Director	May 29, 2012
Patrick R. McDonald

/s/ Donald McKenzie	Director	May 29, 2012
Donald McKenzie

/s/ Rob Wonnacott	Director	May 29, 2012
Rob Wonnacott

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Lone Pine Resources Inc., incorporated by reference to Exhibit 3.1 to Amendment No. 5 to Form S-1 for Lone Pine Resources Inc. filed May 3, 2011

4.2	Second Amended and Restated Bylaws of Lone Pine Resources Inc., incorporated by reference to Exhibit 3.1 to Form 8-K for Lone Pine Resources Inc. filed October 13, 2011

4.3	Rights Agreement, incorporated by reference to Exhibit 4.1 to Amendment No. 7 to Form S-1 for Lone Pine Resources Inc. filed May 23, 2011

4.4

Certificate of Designation of Series A Junior Participating Preferred Stock of Lone Pine Resources Inc., dated May 11, 2011, incorporated by reference to Exhibit 4.2 to Amendment No. 7 to Form S-1 for Lone Pine Resources Inc. filed May 23, 2011

4.5

Indenture dated February 14, 2012, among Lone Pine Resources Inc., Lone Pine Resources Canada Ltd., Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC, Wiser Oil Delaware, LLC, and U.S. National Bank Association, as trustee, incorporated by reference to Exhibit 4.1 to Form 8-K for Lone Pine Resources Inc. filed February 15, 2012

4.6

Registration Rights Agreement dated February 14, 2012, among Lone Pine Resources Inc., Lone Pine Resources Canada Ltd., Lone Pine Resources (Holdings) Inc., Wiser Delaware LLC, Wiser Oil Delaware, LLC, and Credit Suisse Securities (USA) LLC, as representative of the Purchasers, incorporated by reference to Exhibit 4.2 to Form 8-K for Lone Pine Resources Inc. filed February 15, 2012

4.7	2012 Employee Stock Purchase Plan, incorporated by reference to Appendix A to the Proxy Statement filed on Schedule 14A filed April 3, 2012

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of DeGolyer and MacNaughton

23.4*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature pages of this Registration Statement)

*filed herewith